INTERACTIVE BUYERS NETWORK INTERNATIONAL, LTD. ("IBNL")
             -------------------------------------------------------
                             CONVERTIBLE DEMAND NOTE
                             -----------------------
                                    SERIES 2


Date  of  this Note:         X-XX-99             Holder's name:
Principal  Amount:                $0
Interest  Rate:                  10%             Holder's  Tax  ID:
Conversion  Rate:               $$$$             per  share

At any time after December 31, 1999, IBNL promises to pay Holder the principal amount of this SERIES 2 - CONVERTIBLE DEMAND NOTE ("Note"), plus interest accrued but not yet paid, upon thirty (30) days advance written notice from Holder demanding payment ("Demand"). Holder may make Demand for partial payment of the principal due, plus interest only on that partial amount, and receive a new Note for the remaining principal balance. Interest shall accrue at the above rate and, in the absence of a Demand, may be paid in cash at the option of IBNL. If not paid in cash, the interest may be converted as described below.

At any time after issuance, Holder may convert the entire principal amount of this Note, plus any interest accrued but unpaid through conversion date, into IBNL common shares at the conversion rate stated above. In order to achieve such conversion, Holder must provide thirty (30) days advance written notice to IBNL indicating Holder's election to convert, the name in which the new shares shall be registered, and the address to which the shares should be sent ("Conversion").

If this Note is not converted or repaid in full by December 31, 1999, IBNL shall have the right, following ninety (90) day advance written notice to Holder, to either (1) force conversion of the entire Principal Amount, plus accrued but unpaid interest, into IBNL common shares at the con- version rate shown above, or (2) pay in full the Principal Amount plus accrued but unpaid interest, thus eliminating entirely the Holder's right to convert.

REPRESENTATIONS  AND  WARRANTIES
Holder represents and warrants that he(she) fully understands the risks of this investment, including the risk that all invested funds could be lost. Holder has received a copy of the IBNL financial statements for its most recent fiscal year end, and has had opportunities to ask relevant questions of management about the company, its business and its finances, and has been satisfied in that regard. Holder is an accredited investor as that term is used relative to private investments of this nature and is experienced in such investments. Holder acknowledges that this note and the underlying shares of IBNL common stock, have not been registered under the Securities Act of 1933, as amended, and may not be sold without such registration or exemption therefrom. Holder represents that this Note is being acquired for investment, and without any present intention of distributing it or the underlying stock, and understands that the underlying shares of stock, when and if issued, will be restricted stock subject to holding period requirements and other restrictions imposed by securities law.

THIS  NOTE  REPRESENTS  AN  OBLIGATION OF IBNL ONLY IF IT IS SIGNED BELOW BY THE
HOLDER.   THE  TERMS AND AND CONDITIONS HEREIN ARE ACKNOWLEDGED AND AGREED AS OF
THE  DATE  OF  THIS  NOTE:


x__________________________(Holder)        x________________________________
       (holder's name)                      Interactive  Buyers  Network
                                            International,  Ltd.
     (holder's address)                     Samuel E. Bradt, Chief Financial
                                            Officer

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